UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2011
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	1-33169	41-1967918

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 475 Minnetonka, Minnesota	55345

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 564-3500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(b) On August 15, 2011, Thomas J. Moudry resigned from our Board of Directors.
(d) On August 15, 2011 and August 17, 2011, respectively, our Board of Directors, upon the recommendation of our Corporate Governance and Nominating Committee, elected Kent O. Lillemoe and Howard P. Liszt to our Board of Directors. Each of our directors is elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until his or her respective successor is elected and duly qualified, or until his or her death, resignation or removal.
Mr. Lillemoe, age 52, served as Chief Financial Officer of MinuteClinic, Inc., a health services provider, from January 2006 until its acquisition by CVS Caremark in April 2009. Prior to MinuteClinic, Mr. Lillemoe was Chief Financial Officer of Envoy Medical Corporation, a medical device developer, from January 2003 to November 2005; Chief Operating Officer of Avanti Optics Corp., an early stage technology company, from June 2000 until January 2003; Chief Financial Officer of Fargo Electronics, Inc., a publicly-held technology company, from March 1998 to June 2000; and Chief Financial Officer of CyberOptics Corporation, also a publicly-held technology company, from September 1985 to September 1996. Mr. Lillemoe serves on the board of directors of the AEI Core Property Income Trust, Inc., a real estate investment trust (REIT) (since August 2011), and the boards of directors of Exos Medical Corporation and Mobi, LLC, both privately-held medical device companies. He also served as a director of Fargo Electronics, Inc. beginning in July 2000, including as Chairman of the Audit Committee starting in September 2003, until it was acquired in August 2006.
Mr. Liszt, age 65, is a senior fellow at the University of Minnesota, where he leads a number of education initiatives for students interested in strategic communications careers. From 1994 until his retirement in 2000, Mr. Liszt was Chief Executive Officer of Campbell Mithun, Inc., a national marketing communications agency he joined in 1976. He also serves on the Board of Directors — Advisory Board of Land O’ Lakes, Inc., a national food and agricultural cooperative (since 2006) and the Board of Advisors of Kalypso, a consulting firm (since November 2010), and as Chairman of OCO Holdings, Inc., a communications service company (since 2009). He previously served as a director of Restore Medical, Inc., a publicly-held medical device company, from May 2006 until its acquisition by Medtronic, Inc. in July 2008; Zomax Inc., a publicly-held company which provided outsourced supply chain management services, from 1996 until its acquisition in October 2006; Ocular Sciences, Inc., a manufacturer and marketer of specialty healthcare products, from 2001 until its acquisition in 2004; and Shuffle Master, Inc., a publicly-held gaming supply company, from 2001 to 2003.
There are no arrangements or understandings between Messrs. Lillemoe and Liszt and any other person pursuant to which they were elected as directors, and no transactions in which either Mr. Lillemoe or Mr. Liszt has an interest requiring disclosure under Item 404(a) of Regulation S-K. Messrs. Lillemoe and Liszt have not yet been appointed to Committees of our Board.

On August 15, 2011 and August 17, 2011, respectively, Messrs. Lillemoe and Liszt each received a ten-year option for the purchase of 40,000 shares of common stock at a per share exercise price equal to the closing price of one share of our common stock on the date of grant. Such options will vest in four equal installments commencing with 25% exercisable on the date of grant with the remaining 25% installments exercisable on each anniversary of the date of grant until vested in full.
In addition, Messrs. Lillemoe and Liszt are each entitled to the standard compensation we pay our non-employee directors: (1) $45,000 in annual compensation for the Chairman of the Board and $3,500 in annual compensation for the Chairmen of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee; and (2) Board and Committee meeting fees as follows: full Board meetings ($1,500) and Committee meetings ($1,000). Attendance at meetings on a telephonic basis and not in person with other members of the Board or Committee earns one-half the stated rate of compensation. For the purposes of earning the cash compensation for meeting attendance as set forth above, “attendance” does not include attending a meeting that lasts for 15 minutes or less. In addition, Messrs. Lillemoe and Liszt may receive other equity-based compensation from time to time.
We issued a press release on August 17, 2011 regarding this Board transition, which is attached hereto as Exhibit 99.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) See “Exhibit Index.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2011	Wireless Ronin Technologies, Inc.

	By:	/s/ Scott N. Ross Scott N. Ross
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release dated August 17, 2011.